Exhibit (a)(1)(C)

Ford Motor Company

Ford Motor Company Capital Trust II

LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS

Offer to Pay a Premium for Conversion
of 6.50% Cumulative Convertible Trust Preferred Securities
(liquidation preference $50.00 per preferred security)
of
Ford Motor Company Capital Trust II
(CUSIP No. 345395 20 6)
into
Shares of Common Stock
of
Ford Motor Company
(CUSIP No. 345370 86 0)

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 31, 2007 (THE “EXPIRATION DATE”), UNLESS EXTENDED OR EARLIER TERMINATED. HOLDERS OF TRUST PREFERRED SECURITIES MUST SURRENDER SUCH SECURITIES FOR CONVERSION ON OR PRIOR TO THE EXPIRATION DATE TO RECEIVE THE PREMIUM.

TRUST PREFERRED SECURITIES TENDERED IN THE CONVERSION OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE (AS IT MAY BE EXTENDED). IN ADDITION, YOU MAY WITHDRAW ANY TENDERED TRUST PREFERRED SECURITIES AFTER THE EXPIRATION DATE, IF WE HAVE NOT ACCEPTED THEM FOR CONVERSION.

To The Depository Trust Company Participants:

We are enclosing herewith the documents listed below relating to the offer by Ford Motor Company, a Delaware corporation (“Ford ”), to pay a premium to holders of any and all of the outstanding 6.50% Cumulative Convertible Trust Preferred Securities (liquidation preference $50.00 per preferred security) (the “Trust Preferred Securities ”) of Ford Motor Company Capital Trust II, a statutory business trust that was formed under the laws of the state of Delaware and a wholly-owned subsidiary of Ford (the “Trust ”), who elect to convert their Trust Preferred Securities to shares of Ford’s Common Stock, $.01 par value per share (“Ford Common Stock ”), in accordance with the terms of the Trust Preferred Securities and upon the terms and subject to the conditions set forth in the offering circular, dated July 2, 2007 (the “Offering Circular ” ), and in the accompanying letter of transmittal (the “Letter of Transmittal ” ). Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

The premium offered in this conversion offer is an amount of shares of Ford Common Stock valued at $14.25 (the “Premium Shares ”), as determined by dividing (i) $14.25 by (ii) the volume-weighted average of the reported sales prices on the New York Stock Exchange of Ford Common Stock during the three trading days ending at the close of the second trading day prior to the expiration of the conversion offer, per Trust Preferred Security validly tendered and accepted for conversion. Holders who validly tender Trust Preferred Securities for conversion pursuant to this offer will receive the Premium Shares in addition to the number of shares of Ford Common Stock issuable upon conversion pursuant to the conversion terms of the Trust Preferred Securities (the “Conversion Offer”).

Ford is requesting that you contact your clients for whom you hold Trust Preferred Securities through your account with The Depository Trust Company (“DTC”) regarding the Conversion Offer. For your information and for forwarding to your clients for whom you hold Trust Preferred Securities through your DTC account, enclosed herewith are copies of the following documents:

1. Offering Circular;

2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and

3. Letter that may be sent to your clients for whose accounts you hold Trust Preferred Securities through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Conversion Offer.

We urge you to contact your clients promptly. Please note that the Conversion Offer will expire on the Expiration Date, unless extended or earlier terminated. The Conversion Offer is subject to certain conditions. Please see the section of the Offering Circular entitled “The Conversion Offer — Conditions to the Conversion Offer.”

To participate in the Conversion Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the conversion agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

Ford will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the conversion agent and the information agent) in connection with the solicitation of tenders of the Trust Preferred Securities pursuant to the Conversion Offer. Ford will not pay or cause to be paid any transfer taxes payable on the transfer of the Trust Preferred Securities to Ford, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Information Agent by calling Georgeson Inc. at (888) 605-7541.

Very truly yours,

FORD MOTOR COMPANY

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FORD OR THE CONVERSION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE CONVERSION OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE ACCOMPANYING LETTER OF TRANSMITTAL.